MUTUAL RELEASE AGREEMENT

         This Mutual Release Agreement is entered into as of this November 20, 2003 by and between CityFed Financial Corp. ("CFF") and John Kean ("Claimant").

         CFF and Claimant state as follows:

         For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, CFF and Claimant, each of them, for themselves, and for their heirs, executors, administrator, successors in interest, and assigns, hereby fully, generally, and unconditionally and forever settle, compromise, release, acquit, and discharge each other from any and all claims, suits, controversies, accounts, covenants, promises, judgments, damages, obligations, contracts, agreements, costs and actions of any kind or character, at law or in equity, whether or not well founded in law or fact, suspected or unsuspected, direct or indirect, which relate to, arise out of, or are in any way connected to the operation or business of CFF, City Federal Savings Bank, or any of their subsidiaries or affiliates, to the extent such exist or have accrued, up to and including the date of this Mutual Release Agreement as recited above.

         This Agreement may be executed in two counterparts, which may be transmitted by facsimile and shall have the same force and effect as the originally signed document and which together shall constitute one and the same instrument, and either party hereto may execute this Agreement by signing such counterpart.

     CityFed Financial Corp.                           Claimant



     By:  /s/ John W. Atherton, Jr.                    /s/ John Kean.
         --------------------------                    --------------
          John W. Atherton, Jr.
          Its: President

     Date:  December 19, 2003                          Date: December 1, 2003